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                                                                    Exhibit 99.1


                  Graphic Packaging Announces Refinancing Plans

     GOLDEN, Colo., Jan. 29 -- Graphic Packaging International Corporation (NYSE: GPK) today announced that it is proceeding with plans to refinance the Company's debt. The Company intends to offer by way of a private placement $250 million of Senior Subordinated Notes due 2012 and to enter into a new $450 million senior secured credit facility.

    The net proceeds of the offering and the credit facility will be used to repay borrowings under the Company's existing senior secured credit facility and for general corporate purposes.

    This announcement shall not constitute an offer to sell nor a solicitation of an offer to buy any of the notes.

    The notes will be offered to qualified institutional buyers under Rule 144A and to persons outside of the United States under Regulation S. The notes will not be registered under the Securities Act of 1933 (the "Securities Act"), or any state securities law, and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.